SPECTRA PRECISION SUPPLEMENT TO THE TRIMBLE NAVIGATION
                        1988 EMPLOYEE STOCK PURCHASE PLAN

     The following constitutes the Spectra Precision Supplement to the Trimble Navigation 1988 Employee Stock Purchase Plan:
1. Purpose. The purpose of the Spectra Precision Supplement to the Trimble Navigation 1988 Employee Stock Purchase Plan is to set forth the special terms pursuant to which the employees of any Subsidiary which employs the employees associated with the acquired business of Spectra Precision may participate in the Plan following the acquisition of Spectra Precision by the Company. Except as specifically set forth below, all of the provisions of the Plan shall apply to the participation of Spectra Employees in the Plan following the acquisition of Spectra Precision by the Company. Capitalized terms used in this Supplement shall have the meanings set forth in the Plan or as stated below.
2. Definition of "Spectra Precision Employee". For purposes of this Supplement, "Spectra Precision Employee" shall mean an Employee of Spectra Precision, Inc. or any of its wholly owned subsidiaries, Spectra Precision SRL, Spectra Physics Holdings GmbH or any of its wholly owned subsidiaries including ZSP Geodetic Systems GmbH, Spectra Precision BV, Spectra Precision SA, Spectra Precision Scandinavia AB, Spectra Precision of Canada Ltd., Spectra Precision Handelsges GmbH or Spectra Precision AB.
3. Effective Date and Sunset Date. This Supplement shall become effective July 1, 2000 or, if later, upon the completion of the acquisition of Spectra Precision by the Company. This Supplement shall cease to be effective at midnight on December 31, 2000.
4. Eligibility. Each Spectra Precision Employee who has been continuously employed by Spectra Precision or the Company or its Subsidiaries for at least two consecutive months and is so employed on the first day of the Spectra Precision Offering Period specified in Section 5 below, shall be eligible to participate in the Plan during the Spectra Precision Offering Period. For purposes of determining an individual's eligibility to participate in the Plan, employment before and after the acquisition of Spectra Precision by the Company shall be taken into account.
5. Initial Offering Period. The initial Offering Period for the Spectra Precision Employees shall commence on August 1, 2000 and end on December 31, 2000; provided, however, that if the acquisition of Spectra Precision has not been completed by August 1, 2000, the initial Offering Period for the Spectra Precision Employees shall begin on the first day of the month following the month in which the acquisition is completed.
6. Participation and Enrollment. The terms of Section 5(a) of the Plan to the contrary notwithstanding, a Spectra Precision Employee may become a participant in the Plan for the initial Offering Period for Spectra Precision Employees described in Section 5 of this Supplement, by filing a subscription agreement with the Company's Stock Administration Office at least five business days prior to August 1, 2000.
7. Limitation on Purchase. The provisions of Section 7(a) of the Plan shall be applied to the initial Offering Period for Spectra Precision Employees described in Section 5 of this Supplement by substituting "$10,416" for "$12,500" where it appears in Section 7(a) of the Plan.


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